Nobel Learning Communities, Inc. Reports First Quarter Fiscal 2011 Results

WEST CHESTER, PA -- (Marketwire - November 12, 2010) - Nobel Learning Communities, Inc. (NASDAQ: NLCI), a leading operator of private preschools, elementary and middle schools, and a global online K-12 college prep distance learning school, today reported financial results for the first quarter of fiscal 2011 which ended October 2, 2010.

For the first quarter of fiscal 2011, the Company reported a net loss of $2.5 million, or ($0.23) per diluted share, on revenue of $52.2 million, compared to a net loss of $1.4 million, or ($0.14) per diluted share, on revenue of $50.6 million for the first quarter of fiscal 2010. For the trailing twelve months ended October 2, 2010, adjusted EBITDA is $16.6 million, including adjusted EBITDA of ($483,000) in the first quarter of fiscal 2011.

Comparable school revenue trends in the first quarter improved for the fourth consecutive quarter, including the first monthly increase in comparable school revenue in two years during the month of September. For the quarter, comparable school revenue was down 0.5% on an average 2.3% tuition increase offset by a 2.8% decrease in comparable school enrollment.

The fiscal first quarter is seasonally weakest, with seasonality more pronounced this year as a result of the increasing proportion of K-12 students enrolled in Nobel Learning schools. During the first quarter, due to the end of the regular school year and summer vacations, student enrollment in K-12 schools decreases materially and typically decreases at a higher rate than the summer enrollment decrease at preschools.

George Bernstein, President and Chief Executive Officer of Nobel Learning Communities, Inc., stated, "Results this quarter reflect steady progress closing the prior year enrollment gap as well as the more pronounced seasonality of our business arising from our strategic initiative to grow our K-12 school portfolio. For the month of September, we achieved our first month of positive comparable school revenues in two years, although enrollments for the quarter were still marginally negative and discounts in certain markets were heavier than usual. In the quarter, margins reflect the seasonal impact of our expanded K-12 business, higher personnel costs as we added classrooms and aggressively responded to stronger back to school enrollment trends, and incremental compression from wider discounting. We also experienced some increases in certain non-discretionary categories, such as utility expenses due to the unusually hot summer, higher food costs as well as the continued absorption of ongoing legal fees relating to litigation with the Department of Justice.

"Looking beyond the first quarter, though unemployment rates remain historically high in many of our markets, improving retention rates have given us better visibility into our future enrollment pipeline. Our positive comparable school revenue and enrollment momentum through the back-to-school season has continued and we are more focused on managing our costs to improve our year-over-year performance. These results validate our many actions undertaken to strengthen the value and appeal of Nobel Learning schools during the recession, which we believe will result in improved enrollments and building value in our brand for shareholders."

The Company generates significant cash flow, which has enabled the Company to reduce outstanding borrowings by more than $10 million over the past year, to strengthen its Balance Sheet, and maintain just over $50 million of available borrowing capacity.

Gross profit in the first quarter of fiscal 2011 decreased from the first quarter of fiscal 2010 due to the higher mix of K-12 schools and increases in tuition discounts, personnel and school operating costs. Personnel costs were up 5.4% in the quarter on a 3.2% revenue increase as a result of opening additional classrooms and increased staffing in preparation for improved enrollment activity.

First quarter 2011 general and administrative expenses increased 22% compared to the same period a year ago, almost all of which was attributable to recent acquisitions, primarily Laurel Springs, and the legal fees associated with the Department of Justice ADA related lawsuit.

About Nobel Learning Communities

Nobel Learning Communities operates a national network of over 180 nonsectarian private Preschool and K+ schools, as well as Laurel Springs School, a global K-12 online distance learning school. Nobel Learning is dedicated to providing a high-quality private education, through small class sizes, caring and skilled teachers, and attention to individual learning styles. Nobel Learning also offers an array of supplemental educational services, including before- and after-school programs, the Camp Zone® summer program, learning support programs, and specialty schools. For more information, please visit www.NobelLearning.com.

Safe Harbor Statement

Except for historical information contained in this press release, the information in this press release consists of forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include among others, the implementation and results of the Company's ongoing strategic initiatives; the Company's ability to compete with new or existing competitors; dependence on senior management and other key personnel; changes in general economic conditions; and the impact on our business and the price of our common stock caused by the concentration of ownership of our common stock. Other risks and uncertainties are discussed in the Company's filings with the SEC. These statements are based only on management's knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. Adjusted EBITDA in this release is a non-GAAP financial measure. Adjusted EBITDA is commonly presented as a reconciliation starting with net income. Due to the number of non-operating related items included in net income, we present Adjusted EBITDA. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors and potential investors to evaluate and compare the Company's results from operations generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures

NLCI-G

NLCI-F

                     Nobel Learning Communities, Inc.
                  Consolidated Statements of Operations
    For the Thirteen Weeks Ended October 2, 2010 and September 26, 2009
 (Amounts in thousands except per share data; net income per share totals may not sum due to rounding)
                                (Unaudited)

                                       Thirteen Weeks Ended
                                     ------------------------
                                     October 2,  September 26,
                                         2010        2009
                                     -----------  -----------

Revenues                             $    52,230  $    50,623
                                     -----------  -----------
Gross profit                               2,408        3,144
General and administrative expenses        5,963        4,887
                                     -----------  -----------
Operating loss                            (3,555)      (1,743)
   Interest expense                          417          267
   Other income                               (5)          (7)
                                     -----------  -----------
Income from continuing operations
 before income taxes                      (3,967)      (2,003)
Income tax benefit                        (1,602)        (771)
                                     -----------  -----------
Loss from continuing operations           (2,365)      (1,232)
Loss from discontinued operations,
 net of income tax effect                    (86)        (200)
                                     -----------  -----------
Net loss                             $    (2,451) $    (1,432)
                                     ===========  ===========

Weighted average basic common shares
 outstanding:                             10,553       10,498

Loss from continuing operations      $     (0.22) $     (0.12)
Loss from discontinued operations          (0.01)       (0.02)
                                     -----------  -----------
Net loss per basic common shares
 outstanding                         $     (0.23) $     (0.14)
                                     ===========  ===========

              Reconciliation of Non-GAAP Financial Measures

                                                                 Trailing
                                                                  Twelve
                                       Thirteen Weeks Ended       Months
                                     ------------------------  ------------
                                     October 2,  September 26,  October 2,
                                         2010        2009          2010
                                     -----------  -----------  ------------

Net (loss) income                    $    (2,451) $    (1,432) $        853
 Interest expense                            417          267         1,721
 Tax (benefit) expense                    (1,602)        (771)          877
 Depreciation and amortization
  expense                                  2,507        2,300        10,201
                                     -----------  -----------  ------------
EBITDA                               $    (1,129) $       364  $     13,652
 Net loss from discontinued
  operations - net of depreciation            85          189           705
 Stock compensation expense                  286          305         1,089
 DOJ litigation costs                        275          158         1,077
 Non-capitalizable transaction costs
  from acquisitions                            -          128            83
                                     -----------  -----------  ------------
Adjusted EBITDA                      $      (483) $     1,144  $     16,606
                                     ===========  ===========  ============

                                                      As of
                                     --------------------------------------
                                      October 2,    July 3,   September 26,
Selected Balance Sheet data:             2010        2010          2009
                                     -----------  -----------  ------------

Cash and cash equivalents            $     1,116  $     1,606  $      2,727
Property and equipment, net               29,541       29,044        30,161
Goodwill and intangible assets, net       90,766       91,337        92,813
Deferred revenue                          22,402       15,756        21,109
Total debt                                20,900       21,500        31,625
Stockholder's equity                 $    69,807  $    71,980  $     67,800

Nobel Learning Communities, Inc.
Tom Frank
Chief Financial Officer
484-947-2000